Exhibit 99.1

American Electric Technologies Announces 2008 Stockholders

Meeting Date and Stockholder Proposals Deadline

HOUSTON, March 7, 2008— American Electric Technologies, Inc. (NASDAQ: AETI), the premium supplier of custom-designed power delivery solutions today announced plans to hold its 2008 annual meeting of stockholders on May 8, 2008. In addition, the Company notes that stockholders of record as of the close of business on March 31, 2008 will be entitled to vote at the annual meeting or any adjournment thereof.

Deadline for Stockholder Proposals Pursuant to Rule 14a-8

The date on which the 2008 annual meeting of stockholders will be held constitutes a change of more than 30 days from the anniversary of the Company’s 2007 annual meeting. As a result, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the Company has set a new deadline for the receipt of stockholder proposals submitted pursuant to Rule 14a-8 for inclusion in its proxy materials for the 2008 annual meeting. The new deadline for delivering shareholder proposals to the Company is the close of business on March 17, 2008. Such proposals should be delivered to the Company’s principal executive offices at the following address: American Electric Technologies, Inc., 6410 Long Drive, Houston, TX 77087, Attention: John H. Untereker, Corporate Secretary. Such proposals also will need to comply with the rules of the Securities and Exchange Commission regarding the inclusion of stockholder proposals in the Company’s proxy materials, and may be omitted if not in compliance with applicable requirements.

American Electric Technologies, Inc. (NASDAQ: AETI) is the premium supplier of custom-designed power delivery solutions to the traditional and alternative energy industries. AETI offers M&I Electric™ power delivery products, electrical services and E&I construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas, Keystone Heights, Fla. and Bay St. Louis, Miss. In addition, AETI has minority interests in two joint ventures which have facilities located in Xian, China and Singapore. AETI’s SEC filings, news and product/service information are available at http://www.aeti.com.

Investor Contacts:

John Untereker

juntereker@aeti.com

713-644-8182

Joe McGuire

jmcguire@aeti.com

904-228-2603